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                                                                    Exhibit 99.2
FOR IMMEDIATE RELEASE                      Contact: Daniel P. Dwyer
                                                    Chief Financial Officer
                                                    (303) 694-8520
                                                    Web Site: http//www.cels.com


COMMNET CELLULAR INC. PRICES THE OFFER TO PURCHASE ITS 11-3/4% SENIOR
      SUBORDINATED DISCOUNT NOTES DUE 2003 AND ITS 11-1/4% SUBORDINATED NOTES DUE 2005

ENGLEWOOD, Colo., Jan. 22, 1998-/PRNewswire/-CommNet Cellular Inc. ("CommNet") (Nasdaq: CELS-news) announced today the prices of its cash tenders for any and all of its outstanding 11-3/4% Senior Subordinated Discount Notes Due 2003 (the "Discount Notes") and any and all of its outstanding 11-1/4% Subordinated Notes due 2005 (the "Subordinated Notes," together with the Discount Notes, the "Notes").

     The total consideration to be paid for each validly tendered Discount Note and properly delivered consent will be $1,024.57, determined on the basis of the yield to September 1, 1998, the first date on which the Discount Notes are redeemable, equal to the sum of (x) 5.31% (the yield on the 6 1/8% U.S. Treasury Note due August 31, 1998 based on the bid price for such security as of 2:00 p.m. New York City time on January 21, 1998), plus (y) 50 basis points (such price being rounded to the nearest cent per $1,000 principal amount at maturity of the Discount Notes).

     The total consideration to be paid for each validly tendered Subordinated Note and properly delivered consent will be $1,172.16, determined on the basis of the yield to July 1, 2000, the first date on which the Subordinated Notes are redeemable, equal to the sum of (x) 5.33% (the yield on the 5 7/8% U.S. Treasury Note due June 30, 2000 based on the bid price for such security as of 2:00 p.m. New York City time on January 21, 1998), plus (y) 50 basis points (such price being rounded to the nearest cent per $1,000 principal amount of the Subordinated Notes).

     The total consideration for the Notes includes a consent payment of (i) $30.00 per $1,000 principal amount at maturity of the Discount Notes, and (ii) $30.00 per $1,000 principal amount of the Subordinated Notes, which holders of Notes tendered prior to the respective consent expiration date are entitled to receive. The expiration date for each consent solicitation will be 5:00 p.m., New York City time, Friday, January 23, 1998. Holders of Notes who do not properly consent will have the consent payment withheld from the total consideration for their Notes.

     Additional information concerning the terms of the tender offers and consent solicitations, tendering Notes and the delivery of consents and conditions to the tender offers and consent solicitations may be directed to Mr. Robert Berk at Chase Securities Inc. at (212) 270-1100 (collect). The tender offers and consent solicitations have been made pursuant to the Offer to Purchase and Consent Solicitation Statement dated January 7, 1998, as supplemented on January 16, 1998 (the "Statement"), and the related Letter of Transmittal and Consent, which more fully set forth the terms of the tender offers and consent solicitations. The Statement, Letter of Transmittal and Consent and related documents may be obtained from Beacon Hill Partners, Inc., the Information Agent, at (212) 843-8500 (collect) or (800) 253-3841.

     CommNet operates, manages and finances cellular telephone systems in which its subsidiaries and affiliates hold ownership interests. CommNet owns interests in 82 markets located in 14 states with a proportionate interest in 3.6 million pops. CommNet is the manager in 56 of these markets with a total population of
4.2 million residing in nine contiguous states in the mountain and plains regions. These managed markets represent one of the largest geographic collections of contiguous wireless systems in the United States.